Exhibit 10.08

 XCEL ENERGY INC.

NON-EMPLOYEE DIRECTORS

DEFERRED COMPENSATION PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

The Xcel Energy Inc. Non-Employee Directors Deferred Compensation Plan, as it may be amended from time to time (the “Plan”), permits directors to defer compensation for performance of services as a director of Xcel Energy Inc. (the “Company”).  Each director of the Company who is not receiving compensation as an employee of the Company is eligible to participate.  The Plan was formerly known as the Northern States Power Company Non-Employee Directors Deferred Compensation Plan, effective October 1, 1988, and on August 21, 2000, became known as the Xcel Energy Inc. Non-Employee Directors Deferred Compensation Plan, and was amended and restated effective as of January 1, 2005. During the period from and after January 1, 2005 and until the effective date of this Restatement, the Plan has been operated in good faith compliance with IRS Notice 2005-1, proposed and final regulations under Internal Revenue Code (“Code”) Section 409A, and other applicable guidance. Pursuant to such guidance, directors were provided the opportunity to make transitional elections regarding the payment of their account as described in Section 2.02.

1.                                      Election to Defer Compensation

1.01                         Time of Election.  Any election to defer compensation shall be made within thirty (30) days of an individual’s election to the Board of Directors of the Company or, if the election to defer compensation is requested during a term of office as a director, such election must be made in advance of any calendar year to which the election to defer compensation is to be applicable.

1.02                         Period of Election.  An election to defer compensation shall be applicable to compensation received for services beginning immediately after election to the Board of Directors of the Company or, if the election is first made during a term of office, then beginning as of the calendar year next following the calendar year in which the election is made.  The deferral election shall continue until the termination of service as a director or may be terminated prior thereto by notice to discontinue deferral, effective as of the end of any calendar year ending after the notice is received by the Company.  For purposes of the Plan, “termination of service” as a director shall mean termination (by death, retirement or otherwise) of the director’s service as a director of the Company (including all affiliates of the Company) or, if later, a director’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended from time to time, and the guidance and regulations issued thereunder.

1.03                         Amount of Deferral.  An election to defer compensation may include all or a specified portion of compensation for services as a member of the Board of Directors of the Company, and may be expressed as a monthly amount or as a percentage of compensation, or in either case, within a category of compensation.  A deferral may not include reimbursable expenses.

1.04                         Notices for Deferrals.  An election to defer compensation shall be made on a form provided by the Company.  A notice to discontinue deferral shall be in writing.  The election form and any notice to discontinue deferral shall be delivered or mailed to the Secretary of the Company and shall be deemed made upon receipt.

2.                                      Account Accrual and Disbursement

2.01                         Deferred Compensation Account.  The Company will maintain an account on its record to which it will credit each participating director’s accruals under this Plan.  A director’s account may be divided into two or more subaccounts as the Company determines necessary or desirable for the administration of the Plan.  Until payment of a lump-sum or commencement of installment payments, an additional amount shall be credited to the account at the end of each calendar quarter at the following rate:

The average of the rate at which 30 day U.S. Treasury Bills are sold in the first auction of each month during a calendar quarter plus 100 basis points, which rate on an annualized basis shall be applied:

a)                                      to the account balance at the beginning of the quarter; and

b)                                     to any deferred compensation accruing to the account during the quarter from the date of such accrual.

2.02                         Payment of Deferred Account

The Company shall pay, or commence to pay, to a director (or, in the event of the director’s death, his/her beneficiary) the amount credited to the director’s account in accordance with one of the following methods as elected by the director:

a)                                      in a single distribution to be made no later than January 31st of the calendar year next following the calendar year in which the director’s termination of service occurs;

b)                                     in ten annual installments to be paid commencing no later than January 31st of the calendar year next following the calendar year in which the director’s termination of service occurs and continuing each January 31st of each calendar year thereafter until the account is fully paid.  If the director dies before his/her entire account has been fully paid, then the remaining installment payments shall be paid to the director’s beneficiary at the same time as they would have been paid to the director.

A director may only make one distribution election under the Plan, except as provided in the introductory section above.  Such election shall be made at the time of the director’s initial deferral election under the Plan pursuant to Section 1.01.  The distribution election must be made in writing on a form approved by the Company.  Once made (except as provided in the introductory section above), the distribution election shall be irrevocable.

2.03                         Additional Payments After Beginning of Installment Payments.  An additional amount shall be paid with each installment payment determined by the rate stated in Section 2.01 above applied to the balance of the account immediately following each preceding payment.

2.04                         Payment of Deferred Account After Death.  Upon the death of a director prior to the commencement of payment of the deferred account, the director’s account balance shall be paid as soon as practical to the director’s beneficiary in a single distribution.

3.                                      Miscellaneous.

3.01                         Unsecured Account.  A director shall have an unsecured claim against the general assets of the Company to the extent of the accrued account and no director or beneficiary will have any greater rights than any other general creditor.

3.02                         Restriction on Assignment.  No interest in any deferred account or the interest of any beneficiary thereunder can be assigned, alienated, or encumbered (voluntarily or involuntarily), directly or indirectly.

3.03                         Plan Administration.  The Administrator of this Plan shall be the Principal Finance Officer of the Company who shall have the authority to adopt rules and procedures for implementing the Plan and to interpret and implement the provisions thereof. Day to day administrative tasks are delegated to the Executive Compensation Group within Human Resources. The Company intends the Plan to be in full compliance with Section 409A of the Code and the regulations and guidance issued thereunder to the extent applicable, and the Plan shall be construed, interpreted and administered in a manner consistent with this intent.

3.04                         Beneficiaries.  For purposes of this Plan, a director’s beneficiary shall be the estate of the director unless by written notice delivered to the Company prior to death, the director has designated other beneficiaries under this Plan.

3.05                         Successors.  The obligations of the Company hereunder shall be binding upon any and all successors and assigns of the Company.

4.                                      Amendment and Termination.  This Plan may be amended, modified or terminated by the Board of Directors of the Company.  Other than as permitted in the last sentence of this Section 4, no amendment, modification or termination shall adversely affect any participant’s rights with respect to any amount accrued in such director’s account without the consent of the affected director.  In the event of the termination of the Plan, no further deferrals shall be made under the Plan, but the accounts of directors maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan, unless, to the extent permitted by Code Section 409A, the Board of Directors of the Company, in its sole discretion, shall change the time and/or manner of distribution of accounts to pay out immediately in a single distribution.